UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 22, 2011

Energy Focus, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-24230	94-3021850
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

32000 Aurora Road, Solon, Ohio		44139
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	440-715-1300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 22, 2011, Energy Focus, Inc. (the "Company") entered into a three-year, secured, revolving line of credit (the "Financing Agreement") of up to $4.5 million with Rosenthal & Rosenthal, Inc. (the "Lender"). The total loan amount available to the Company under the line from time to time is based on the amount of the Company’s (i) qualified accounts receivable, which is equal to 85% of its net amount of eligible receivables, plus (ii) available inventory, which is the lesser of 50% of the lower of cost or market value of eligible inventory, or $250,000, minus reserves deemed necessary by the Lender. The line is secured by a lien on the Company’s assets.

Interest on advances under the line is due monthly on receivables at the "Prime Rate", announced by JPMorgan Chase Bank from time to time, plus a margin of 4.5%, on inventory at the Prime Rate plus 6%, and on any over-advances at 3% in excess of the inventory rate. Decreases in the Prime Rate below 4% shall not be given any effect. In addition, an annual facility fee of $45,000 is due at the beginning of each of the three years. The Company paid the Lender the first year’s fee when the Financing Agreement was signed.

The repayment of outstanding advances and interest under this Financing Agreement may be accelerated upon an event of default including, but not limited to, failure to make timely payments or breach of any terms set forth in the Financing Agreement.

On December 28, 2011 the Company issued a press release announcing the Financing Agreement. A copy of the press release is furnished as Exhibit 99.1 and incorporated by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 22, 2011, the Company entered into a new financing arrangement; the information required by Item 2.03 is included in Item 1.01 of this report and is hereby incorporated in Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Energy Focus, Inc.

December 30, 2011	By:	/s/ Mark J. Plush

Name: Mark J. Plush
Title: Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release Dated December 28, 2011 - Energy Focus, Inc. Announces a $4.5 Million Financing Agreement